Exhibit 99.1

Missouri American Water Files Rate Request Driven by Approximately $1.6 Billion in Investments to Provide Safe, Clean, Reliable and Affordable Service
Request supports continued infrastructure investments in water and wastewater systems serving more than 1.7 million people in 30 counties

ST. LOUIS, MO., July 1, 2026 – Missouri American Water today filed a request with the Missouri Public Service Commission (MoPSC) for new rates to support approximately $1.6 billion in water and wastewater system investments from June 2025 through May 2028. The request reinforces the company's commitment to implementing critical system upgrades and continuing to improve water quality and reliability for its more than 1.7 million people served statewide.

“We strategically plan and invest in our water and wastewater systems to help ensure they continue meeting the needs of our customers and communities,” said Rich Svindland, President of Missouri American Water. “These investments strengthen service reliability and enhance water quality—from treatment to tap—while reflecting our employees’ ongoing commitment to the health and safety of the communities we proudly serve.”

The proposed rate change will support the company's continuing infrastructure investments from June 2025 to May 2028 to modernize and strengthen its water and wastewater systems in communities across Missouri. These investments will include the replacement of approximately 140 miles of aging water and wastewater pipeline, upgrading of storage tanks, wells, pumping stations, hydrants, meters and wastewater plants, as well as ongoing replacement of lead service lines and improvements to treatment facilities to address regulatory requirements, including PFAS and other contaminants of emerging concern.

Investments include:
•St. Louis County: The relocation and replacement of the South Plant intake at a higher elevation mitigates flood risk, while raw water pump replacements, emergency power generation and replacement of aging pump components improve operating efficiency and reduce service disruptions during extreme weather.
•Jefferson City: Construction of a new filter and chemical feed building renews critical infrastructure past its useful life and enhances water quality and treatment efficiency.
•St. Joseph: Water treatment plant expansion including a new clarifier and filters, rehabilitation of treatment units and upgrades to chemical feed system improves service reliability, safety, and efficiency.
•Joplin: Construction of a new carbon feed system, well site treatment upgrades and filter backwash improvements will increase safety and help maintain consistent water quality and service reliability.
•Wastewater Treatment Investments: Treatment equipment upgrade, lift station construction and treatment enhancements will improve treatment reliability and efficiency, while helping to meet environmental compliance.

If the company’s proposed rates are approved as filed with the MoPSC today, the water bill for the average residential customer in St. Louis County using 5,900 gallons per month would increase by approximately $23 per month. The water bill for the average residential customer outside of St. Louis County using 4,500 gallons per month would increase by about $15 per month. The request updates residential wastewater rates to support continued investment with modest increases for lower usage customers and larger adjustments that help align higher-usage and unmetered customers with the cost of service.

Missouri American Water remains committed to affordability and offers programs to assist income-eligible customers, including its H2O Help to Others assistance program, budget billing options and flexible payment plans. More details can be found on the company’s customer service webpage.

To learn more about Missouri American Water's rate filing, click here. To learn more about pipe replacement projects in your community, visit missouriamwater.com > News & Community > Public Maps > Pipe Replacement Map.

The rate request is the first step in an extensive MoPSC review process that can take up to 11 months. Customers will have multiple opportunities to provide input, including submitting written comments and attending public input hearings scheduled by the MoPSC. All rate changes require MoPSC approval. If approved, the company’s new rates could take effect in June 2027.

About American Water
American Water (NYSE: AWK) is the largest regulated water and wastewater utility company in the United States. With a history dating back to 1886 and celebrating 140 years in 2026, We Keep Life Flowing® by providing safe, clean, reliable and affordable drinking water and wastewater services to approximately 14 million people with regulated operations in 14 states and on 18 military installations. American Water’s approximately 7,000 talented professionals leverage their significant expertise and the company’s national size and scale to achieve excellent outcomes for the benefit of customers, employees, investors and other stakeholders.

For more information, visit amwater.com and join American Water on LinkedIn, Facebook, X and Instagram.

About Missouri American Water
Missouri American Water, a subsidiary of American Water, is the largest regulated water utility in the state with over 700 dedicated employees working to provide safe, clean, reliable and affordable water and wastewater services to approximately 1.7 million people. For more, visit missouriamwater.com and follow Missouri American Water on X, Facebook, Instagram, YouTube and LinkedIn.

AWK-IR

Media Contact:
Christie Barnhart
Senior Manager, External Communications
Missouri American Water
Christie.barnhart@amwater.com